UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2016

RANGEFORD RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54306	777-116182
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

556 Silicon Drive, Suite 103 Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 648-8062

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 5 – Corporate Governance and Management Item

Item 5.02  Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

After completing an executive search, the Board approved and appointed, Mr. Thomas Lindholm as the Chief Executive Officer.

Mr. Lindholm brings more than thirty-three years of experience as a senior corporate executive, as well as a seasoned investment and merchant banker. Mr. Lindholm has direct experience in the oil and gas industry working for the past seven years in oil field services and E&P. Previously, Mr. Lindholm was Executive Vice President of Radiant Oil and Gas, Inc. and consultant to several other oil and gas companies in Houston, Texas. In Mr. Lindholm’s banking career, Mr. Lindholm was Managing Director of Victory Partners, LLC, a boutique investment banking firm in Dallas, Texas. Mr. Lindholm also served as Executive Vice President of KBK Capital Corporation, a publicly traded specialty commercial finance company based in Fort Worth, Texas. Prior to KBK, Mr Lindholm was Senior Vice President of Bank One, N.A. (Acquired by Chase Bank). Mr. Lindholm holds a Bachelor’s degree from the University of Denver.

In connection with his appointment as CEO, the Board entered into an Employment Agreement with Mr. Lindholm (the “Agreement”). The Agreement has a term of three years starting May 1, 2016. Pursuant to the Employment Agreement, Mr. Lindholm shall receive monthly compensation in the amount of: $10,000 in accordance with the Company’s regular payment schedule, shares of the Company’s common stock valued at $20,000 based on its price at the close on the last trading day of each month, and stock options for performance objectives over the next three years. This brief description of the Agreement is only a summary of the material terms and is qualified in its entirety by reference to the full text of the form of the Agreement as attached to this Current Report on Form 8-K as Exhibit ## .

The Board also elected the Colin Richardson as Corporate Secretary. Mr. Richardson shall remain as President, but due to Mr. Lindholm’s hiring, Mr. Richardson agreed to terminate his consulting contract compensation with the Company effective May 1, 2016.

Item 9.01 Exhibits

Exhibit	Description

99	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 10, 2016	Rangeford Resources, Inc.
By: /s/ Michael Farmer
Michael Farmer, Chairman of the Board